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                                                                  EXHIBIT 10.37


                              SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT (this "Agreement") is made and dated as of October 26, 2001, by and between S1 CORPORATION ("S1") and DANIEL H. DRECHSEL ("Employee").

         WHEREAS, Employee and S1 jointly agree that Employee shall resign from all of his official positions with S1 and each subsidiary or affiliate of S1 effective as of March 31, 2002; and

         WHEREAS, Employee and S1 jointly agree that Employee shall terminate his employment and service with S1 and each such subsidiary or affiliate effective on the Last Day of Employment ("LDE"). LDE shall mean March 31, 2002; and

         WHEREAS, Employee and S1 are parties to an employment agreement entered into as of the 14th day of August 2000 ("Employment Agreement"); and

         WHEREAS, Employee and S1 intend for this Agreement to supercede and replace all of Employee's rights and S1's obligations under the Employment Agreement; and

         WHEREAS, Employee acknowledges that upon execution of this Agreement, any right or entitlement of Employee to any severance benefits under the Employment Agreement and/or S1's severance policies, or otherwise as a result of Employee's resignation and the termination of his employment and service hereunder will be and are superseded and replaced by this Agreement; and

         WHEREAS, S1 is willing to make certain payments to Employee and to provide him with certain benefits after termination of his employment; in accordance with the provisions of this Agreement; and

         WHEREAS, Employee is willing to forego any claim relating to the remaining term of employment specified in his employment agreement, forego any claim to certain compensation involved in said agreement in the form of pay, bonus, company options and options in S1's European subsidiary, cancel certain option contracts, and work to ensure a transition with minimal disruption to the business and personnel involved therein; and

         WHEREAS, concurrently with the execution of this Agreement, Employee and S1 are entering into a General Release, and a Confidentiality, Non-Disclosure and Non-Competition Agreement (the "Confidentiality Agreement"), which the parties desire to continue in effect after termination of Employee's employment; and

         WHEREAS, Employee and S1 desire to set forth herein the terms and conditions of their joint agreements regarding the resignation of Employee and the

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termination of Employee's employment, including the effect of such termination, subject to Employee's right to revoke this Agreement within seven days of signing it, as provided herein; and

         WHEREAS, S1 denies any wrongdoing of any kind, including without limitation any breach of the Employment Agreement or any other agreement (whether oral, written or otherwise), promise, representation, or covenant.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Resignation and Termination of Employment. S1 and Employee agree that the LDE shall be Employee's last day of employment with S1. Employee hereby resigns from all of his official offices and positions with S1 and each of its subsidiaries and affiliates, including without limitation, his position as Chief Executive Officer of EMEA, effective upon the LDE. Employee shall take no official action on behalf of S1 or any of its subsidiaries or affiliates nor have any authority to bind S1 or any of its subsidiaries or affiliates after the LDE. Employee agrees to execute and deliver to S1 and its subsidiaries and affiliates such documents concerning his resignation and termination as may be reasonably requested by S1 or any of its subsidiaries or affiliates from time to time. S1 shall promptly take all actions necessary to notify any governmental (both domestic and foreign) agencies that Employee no longer serves as an officer, director or other official position of S1 or its subsidiaries and affiliates. S1 shall continue Officers and Directors insurance coverage for Employee with respect to each officer and director position he holds at least until the LDE and, further, until such time as S1 takes the action necessary to remove him from those positions and notifies all government agencies, as set forth above and until such time as he is actually removed from such positions. Employee agrees that he will, on or before the LDE, return to S1 all equipment, supplies, documents and any other material or property belonging to or leased by S1.

         2.       Severance Payments and Benefits; Options.

                  (a) S1 will pay to Employee all accrued and unpaid salary owed to him as of the LDE. S1 will also pay Employee for his accumulated but unused vacation time, in accordance with its normal policies applicable to executive employees. Employee will be eligible to earn an incentive bonus for the period from the date of this Agreement through the LDE at the sole discretion of S1's CEO.

                  (b) Provided that Employee does not revoke this Agreement as provided in Section 12 below, and so long as Employee is not in material breach of the Confidentiality Agreement, upon the expiration of seven days after Employee delivers to S1 a general release of claims dated as of the LDE in the form of Exhibit


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A attached hereto and incorporated herein, without Employee having revoked such release ("Seven Days After the LDE"):

                           (1)      S1 will pay to Employee severance payments
in the amount of (i) Twenty Three Thousand Four Hundred Eight Dollars and Thirty Three Cents ($23,408.33) per month, less lawful withholdings, for a period of twelve months following the LDE in accordance with S1's normal pay periods, and (ii) an amount equal to one twelfth (1/12) of the the average annual bonus paid to Employee during the preceding twenty four (24) months of his Employment, less lawful withholdings, for a period of twelve (12) months following the LDE in accordance with S1's normal pay periods; and

                           (2)      except with respect to the options
described in this paragraph, all unvested options held by Employee to purchase common stock of the Company shall accelerate and be vested as of the LDE and shall be exercisable to the extent and for the period provided in the option agreements with respect to such options; provided, Employee agrees to surrender to S1 for cancellation the 100,000 options to purchase common stock of S1 (including both vested and unvested options) issued on December 1, 1999 under the S1 1997 Stock Option Plan, and having a strike price of $48.75. In connection with such surrender and cancellation, Employee will execute and deliver to S1 such documents as are requested by S1; and

                           (3)      S1 will reimburse Employee the actual cost
of repatriation of Employee and his immediate family from England to a location of Employee's choice in the United States at Employee's written request; provided that such repatriation occurs within six (6) months of the LDE, and provided that such repatriation shall include the cost of packing and physical move of Employee's home possessions from Employee's residence in England to a location of Employee's choice in the United States, and the cost of coach air travel from London, England to a location of Employee's choice in the United States for Employee and his immediate family.

                           (4)      Notwithstanding any other provisions of
this Agreement, including without limitation the provisions of subparagraphs 2(b) (1), (2) and (3) above, if a claim is asserted against S1 or any subsidiary or affiliate of S1 under or related to the guarantee of lease payment made by S1 respecting the Tenancy by Employee of North House 5 Sandringham Park, Cobham, Surrey KT11 2EQ, S1 may offset amounts otherwise owed under this Agreement against the amount of such claims.

                  (c) Except as provided in this paragraph and except with respect to health, dental and prescription drug insurance continuation coverage that Employee is eligible for and timely elects to receive pursuant to the provisions (commonly referred to as "COBRA") of Sections 601-609 of the Employee Retirement


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Income Security Act of 1974, as amended ("ERISA"), Employee will not be entitled to continued coverage under any employee benefit plan (as defined in ERISA) or any other fringe benefit plan or arrangement during the Severance Period and for all purposes of such plans and arrangements, Employee's employment shall be considered to have terminated on the LDE. Upon submission of paid receipts therefor S1 agrees to reimburse Employee for the actual cost of (1) COBRA coverage for a period of twelve (12) months from the LDE, and (2) the life insurance conversion premium for the base life insurance provided by S1 for a period of twelve (12) months from the LDE.

                  (d) Employee acknowledges that Employee is not otherwise entitled to receive the payments of money provided for in this Agreement and acknowledges that such payment of money is no admission of liability on the part of the Company that it has done anything wrong. Employee agrees that Employee will not seek anything further from the Company.

                  (e) Amounts payable to or on behalf of Employee hereunder will be treated as taxable income to him for tax purposes and, if required by applicable law, S1 will withhold applicable federal, state and local income taxes and social security and Medicare taxes, as applicable. For all amounts paid to Employee prior to the earlier of (1) his repatriation (i.e. while still resident in the UK) or (2) July 1, 2002, Company shall pay Employee an additional amount so that, on an after-tax basis, the compensation and benefits received by the Employee under this agreement will not be less than the corresponding after tax amount that the Employee would have received if such payments had not been subject to taxes other than United States federal, state and local taxes. This tax equalization protection extends for so long as any expatriate-related compensation items appear on any form W-2 or 1099 issued to Employee for the period set forth above. Specifically, it includes all amounts paid to the employee related to his employment prior to the LDE and such amounts as are paid to the Employee during the severance period while the Employee is still a UK resident, subject to the following: If the Employee has not repatriated to the United Sates prior to July 1, 2002, then only those amounts paid prior to this date shall have tax equalization applied. Except for the foregoing, Employee shall be solely responsible for the payment of taxes with respect to any amount received by Employee under this Agreement.

                  (f) S1 will provide the Employee reasonable assistance in preparing any filings required by the Employee with Governmental Agencies that are related to his employment or former employment with S1. This specifically includes an S1 appointed tax consultant which S1 will retain, at its expense, to provide tax preparation for the year's applicable to Employee's period of residence in the United Kingdom while employed at S1, through calendar year 2002.


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         3.       Release by Employee.

                  (a) Release of Claims. Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, forever releases and discharges S1 and its subsidiaries and affiliates, and S1's and its subsidiaries' and affiliates' respective agents, officers, employees and directors, from and against any and all claims, damages and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, including but not limited to all claims arising from or in any way connected with Employee's employment by S1 and the termination of Employee's employment with S1, but excluding any claims, damages or liabilities associated with (i) benefits payable under the express terms of any employee benefit plan maintained by S1 or its subsidiaries or affiliates or (ii) any breach by S1 of the terms of this Agreement. This release includes, but is not limited to, claims of: (1) wrongful discharge, including claims of retaliatory discharge;
(2) breach of contract; (3) discrimination on account of race, color, religion, sex, national origin, age, disability or other illegal basis, including but not limited to the Age Discrimination in Employment Act of 1967, as amended; (4) violation of ERISA and (5) any claim based upon tort, equity or any violation of any state or federal statute or municipal employment law, regulation, executive order or other requirement. This release covers both claims Employee knows about and those he may not know about, but does not waive or release any claims or rights Employee may have that arise after Employee executes this Agreement. Employee also agrees not to file any claim or lawsuit seeking monetary recovery and asserting any claims that are released in this Section 3(a). Employee further hereby irrevocably and unconditionally waives any and all rights to receive any relief or damages concerning any claims that are released in this Section 3(a).

                  (b) Employee's Acknowledgements. Employee acknowledges that he has been advised to, and has had an opportunity to, consult with an attorney of his choosing and at his expense before executing this Agreement, that he has had a sufficient opportunity to read and understand the terms of this Agreement, that he has read and does understand such terms and that he is executing this Agreement voluntarily and without coercion. Employee further acknowledges that he has been offered a period of at least 21 days (through October 27, 2001) to consider this Agreement, but has voluntarily decided to execute this Agreement before the end of such 21-day period and that this Agreement shall become irrevocable following the seven-day period described in
Section 12 below. The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by S1 or Employee.

         4. Confidentiality and Nondisparagement. Employee agrees that he has not provided and will not in the future provide, directly or indirectly, to any person or entity any information that concerns or relates to the negotiation of or the terms and conditions hereof except (i) to the extent that such disclosure is specifically required by law or legal process or is authorized in writing by S1; (ii) to his tax


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advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of his immediate family. Employee agrees that before disclosing such information under parts (ii), (iii) or (iv) of this Section 4, he will inform the recipients that they are bound by the limitations of this Section. Employee further agrees that subsequent disclosure of such information by any such recipients shall be deemed to be a disclosure by him in breach of this Agreement. Employee agrees not to make any defamatory or derogatory statements concerning any of the persons released in
Section 3(a) hereof. Employer agrees not to make any defamatory or derogatory statements concerning the Employee.

         5. Amendment; Modification; Waiver. No amendments or additions to this Agreement shall be binding unless in writing and signed by both of the parties hereto. No delay or failure at any time on the part of any party in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         6. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         8. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:


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                  If to S1:

                           S1 Corporation
                           3500 Lenox Road
                           Suite 200
                           Atlanta, GA  30326 USA
                           Fax:  +1. 404.923.6717
                           Attn: General Counsel


                  If to Employee:

                           Daniel H. Drechsel
                           17922 SW 77th Court
                           Miami, Florida 33157


                           And:

                           Jim Tenney
                           Merrit & Tenney
                           Suite 500
                           200 Galleria Parkway, NW
                           Atlanta, Georgia 30339

         Each party may designate by notice in writing a new address, to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein, except that Employee's obligations under the Confidentiality Agreement shall continue in full force and effect.


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         10.      Governing Law. This Agreement shall be governed by the laws of the State of Georgia, USA applicable to contracts entered into and performed wholly within its borders. Any action to enforce this Agreement shall be brought in the State or Federal Courts sitting in Atlanta, Georgia USA and the parties hereby consent to the jurisdiction thereof.

         11. No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

         12. Employee's Right to Revoke within Seven Days. Employee may revoke this Agreement by delivering a written notice of revocation to S1 in accordance with Section 8 hereof not later than 11:59 p.m. Atlanta, Georgia time on the seventh day after he signs and delivers this Agreement to S1 and this Agreement shall not become effective or enforceable until such revocation period has expired.


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         13.      Cooperation. In consideration for the compensation, stock
option vesting and other benefits provided by S1 to Employee pursuant to the terms of this Agreement, from and after the date hereof through the fifth anniversary of the LDE, Employee will (i) cooperate in all reasonable respects with S1 and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving S1 or any of its affiliates, including without limitation, that certain litigation entitled In Re S1 Corporation Securities Litigation, Civil Action File No. 1:00-CV-1156-BBM, United States District Court, Northern District of Georgia, Atlanta Division, and any such action, proceeding, investigation or litigation in which Employee is called to testify relating to matters involving facts or events relating to S1 or its affiliates that arose during Employee's employment with S1, and (ii) promptly respond to all reasonable requests by S1 and its affiliates relating to information concerning S1 of which Employee may have knowledge or of which may be in Employee's possession. S1 will, as a condition to Employee's obligations under this Section 13, reimburse Employee for any reasonable out of pocket expenses incurred as a result of such cooperation, provided that such expenses have been approved in writing in advance by the Chief Executive Officer or the Chief Financial Officer of S1. In the event that S1 and Employee agree in writing that Employee will be required to expend a substantial amount of time in the fulfillment of his obligations under this Section 13, S1 shall pay Employee the sum of $1,600 per day as compensation for the devotion of such time.

         THE PARTIES HERETO have caused this Agreement to be duly executed and delivered in their name and on their behalf as of the date first above written.


EMPLOYEE                            S1 CORPORATION



/s/ Daniel H. Drechsel              /s/ Meigan Putnam
----------------------------        -------------------------------------------
Daniel H. Drechsel                  Name:   Meigan Putnam
                                    -------------------------------------------
                                    Title:   SVP - Global Administration
                                    -------------------------------------------